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                                                                      EXHIBIT 12


                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                  (All dollar amounts are stated in millions.)


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Year ended December 31                         1996         1995         1994          1993         1992
--------------------------------------------------------------------------------------------------------
Net income                                 $  538.6     $  453.2     $  367.6      $  298.7     $  190.9
Income taxes                                  283.7        300.5        160.7         152.0         87.1
--------------------------------------------------------------------------------------------------------
Income before income taxes                    822.3        753.7        528.3         450.7        278.0
--------------------------------------------------------------------------------------------------------
Fixed charges:
 Interest expense (1)                       1,524.6      1,562.5      1,250.3       1,155.5      1,431.5
 Interest portion of rentals (2)               32.1         33.5         35.5          33.6         35.3
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Total fixed charges                         1,556.7      1,596.0      1,285.8       1,189.1      1,466.8
--------------------------------------------------------------------------------------------------------
Total earnings as defined                  $2,379.0     $2,349.7     $1,814.1      $1,639.8     $1,744.8
========================================================================================================
Ratio of earnings to fixed charges             1.53         1.47         1.41          1.38         1.19
========================================================================================================
Preferred stock dividends (3)              $   25.5     $   44.1     $   40.9      $   46.9     $   44.3
========================================================================================================
Ratio of earnings to combined fixed
 charges and preferred stock dividends         1.50         1.43         1.37          1.33         1.15
========================================================================================================

(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rental which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 34.5, 39.9, 30.4, 33.7 and 31.3 percent for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.